Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES SHARE REPURCHASES IN THE THIRD QUARTER 2016

ATLANTA, GEORGIA, October 3, 2016: Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company announced today repurchases for the third quarter of 2016 totaling 416,230 shares of its $1 par value common stock at a weighted average price of $27.77 per share and with a total of 835,559 shares repurchased year-to-date. In total, 5,073,611 additional shares may be purchased under previously approved programs by the Board of Directors. The program does not have an expiration date.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private securities Litigation Reform Act of 1995. The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company’s liquidity and financial position, and applicable laws and regulations.

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